Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into on December 29, 2006 but effective as of December 31, 2006 (the “Effective Date”), by and between BASIC ENERGY SERVICES, INC., a Delaware corporation (hereafter “Company”), and Alan Krenek (hereafter “Executive”), an individual and resident of Texas. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”
W I T N E S S E T H:
     WHEREAS, the Company desires to continue to secure the employment services of Executive subject to the terms and conditions hereafter set forth; and
     WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;
     NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows.
     1. Employment. During the Employment Period (as defined in Section 4 hereto), the Company shall employ Executive, and Executive shall serve as, Senior Vice President and Chief Financial Officer of the Company. Executive’s principal place of employment shall be at the main corporate offices of the Company in Midland, Texas.
     2. Compensation.
     (a) Salary. The Company shall pay to Executive during the Employment Period a base salary of $240,000.00 per year, as adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its executives. The Base Salary shall be subject to at least annual review and may be increased (but not decreased without Executive’s express consent) by the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) at any time. Nothing contained herein shall preclude the payment of any other compensation to Executive at any time.
     (b) Bonus. In addition to the Base Salary in Section 2(a), for each annual period commencing on the Effective Date until the last day of the Employment Period (as defined in Section 4) (each such annual period being referred to as a “Bonus Period”), Executive shall be entitled to a bonus equal to a percentage of Executive’s Base Salary paid during each such one (1) year period (such bonus, including any applicable bonuses under any quarterly bonus plan or program during such period are referred to herein collectively as the “Bonus”); provided, however, Executive shall be entitled to the Bonus only if Executive has met the performance criteria set by the Compensation Committee for the applicable period. In the event that the Employment Period ends before the end of the Bonus Period, Executive shall be entitled to a pro rata portion of the Bonus for that year (based on the number of days in which he was employed during the year divided by

365) as determined based on satisfaction of the performance criteria for that period on a pro rata basis, unless Executive was terminated for Cause (as defined in Section 6(d)) or terminated his employment as a Voluntary Termination (as defined in Section 6(d)) in which event he shall not be entitled to any Bonus for that year. Executive acknowledges that the amount and performance criteria for Executive’s Bonus to be earned for each Bonus Period shall be set by the Compensation Committee or the Board of Directors of the Company. Upon completion of the criteria for the applicable Bonus Period, such criteria shall be communicated to Executive in writing. If Executive successfully meets the performance criteria established by the Compensation Committee, Employer shall pay Executive the earned Bonus amount within 30 days after receipt of the Company’s audited financial reports for the calendar year in which the Bonus is calculated or, with respect to any payments under a quarterly bonus plan or program, within the period applicable to such plan or program; provided, in the event of a termination due to death, Disability (as defined in Section 6(d)) or Retirement (as defined in Section 6(d)) of Executive, or Good Reason (as defined in Section 6(d)) by Executive, any pro rata portion shall be paid as soon as reasonably practical to Executive or Executive’s spouse or legal representative based upon Executive’s and the Company’s performance through the month immediately preceding such death, Disability, Retirement or Good Reason or termination. In all matters related to the determination of the earned Bonus (including the determination of a pro rata amount), the good faith determination of the Compensation Committee shall be deemed conclusive.
     (c) Stock Options. Executive shall be eligible from time to time to receive grants of stock options and other long-term equity incentive compensation, as commensurate with his executive position, under the terms of the Company’s equity compensation plans.
     3. Duties and Responsibilities of Executive. During the Employment Period, Executive shall devote his services full-time to the business of the Company and perform the duties and responsibilities assigned to him under the Company’s Bylaws or by the Board, or as a member of the Board, to the best of his ability and with reasonable diligence. In determining Executive’s duties and responsibilities, the Board shall not assign duties and responsibilities to Executive that are inappropriate for his position as Senior Vice President and Chief Financial Officer. This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing his assets in such a manner that will not require a material amount of his time or services in the operations of the businesses in which such investments are made; provided, however, no such other activity shall conflict with Executive’s loyalties and duties to the Company. Executive shall at all times use his best efforts to in good faith comply with United States laws applicable to Executive’s actions on behalf of the Company and its Affiliates (as defined in Section 6(d)). Executive understands and agrees that he may be required to travel from time to time for purposes of the Company’s business.
     4. Term of Employment. Executive’s initial term of employment with the Company under this Agreement shall be for the period from the Effective Date through December 31, 2007 (the “Initial Term of Employment”). Thereafter, the employment period hereunder shall be automatically extended repetitively for an additional one (1) year period on

January 1, 2008, and each one-year anniversary thereof, unless Notice of Termination (pursuant to Section 7) is given by either the Company or Executive to the other Party at least 90 days prior to the end of the Initial Term of Employment, or any one-year extension thereof, as applicable, that the Agreement will not be renewed for a successive one-year period after the end of the current period. The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time subject, however, to the terms and conditions of this Agreement regarding the rights and duties of the Parties upon termination of employment. The Initial Term of Employment, and any one-year extension of employment hereunder, shall each be referred to herein as a “Term of Employment.” The period from the Effective Date through the date of Executive’s termination of employment for whatever reason shall be referred to herein as the “Employment Period.”
     5. Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:
     (a) Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in the performance of his duties hereunder in accordance with the Company’s policies in effect from time to time. The Company shall also provide Executive with suitable office space, including staff support, and paid parking. In addition, subject to prior approval of the Compensation Committee, the Company shall pay the membership fees and dues for Executive to be a member of a luncheon club as appropriate for his position.
     (b) Other Employee Benefits. Executive shall be entitled to participate in, and shall participate in coverage under, any employee benefits plans or programs of the Company to the same extent as available to any other employees of the Company under the terms of such plans or programs.
     (c) Paid Time Off Days and Holidays. Executive shall be entitled to accrue paid time off (“PTO”) days in each calendar year determined in accordance with the Company’s PTO policy or plans for employees of the Company as in effect from time to time. Executive shall also be entitled to all paid holidays and personal days given by the Company to any of its other employees.
     6. Rights and Payments upon Termination. The Executive’s right to compensation and benefits for periods after the date on which his employment with the Company terminates for whatever reason (the “Termination Date”), shall be determined in accordance with this Section 6 as follows:
     (a) Minimum Payments. Executive shall be entitled to the following minimum payments under this Section 6(a), in addition to any other payments or benefits to which he is entitled to receive under the terms of any employee benefit plan or program or Section 6(b) or Section 8.
     (1) his accrued but unpaid salary through his Termination Date;

     (2) his unused PTO days which have accrued through his Termination Date; and
     (3) reimbursement of his reasonable business expenses that were incurred but unpaid as of his Termination Date.
     Such salary and accrued PTO days shall be paid to Executive within 15 days following the Termination Date in a cash lump sum less applicable withholdings. Business expenses shall be reimbursed in accordance with the Company’s normal procedures.
     (b) Severance Payments. In the event that during the Term of Employment (i) Executive’s employment is terminated by the Company for any reason except due to a termination by the Company for Cause (as defined in Section 6(d)), or (ii) Executive terminates his own employment hereunder for Good Reason or Retirement (as such terms are defined in Section 6(d)), the following severance benefits shall be provided to Executive or, in the event of his death before receiving all such benefits, to his Designated Beneficiary (as defined in Section 6(d)) following his death:
     (1) The Company shall pay to Executive as additional compensation (the “Additional Payment”), an amount which is equal to “Total Cash” (defined below). “Total Cash” means 1.50 times the sum of (A) Executive’s annual Base Salary (as in effect immediately prior to his Termination Date) plus (B) Executive’s current annual incentive target Bonus (Section 2(b)) for the full year in which the termination of employment occurred; provided, in the event of a Change in Control and a termination of Executive by the Company without Cause, by Executive for Good Reason or for Retirement within the six (6) months preceding or the 12 months following a Change in Control, “Total Cash” shall be calculated as two(2) times the sum of (A) Executive’s annual Base Salary (as in effect immediately prior to his Termination Date) plus (B) the higher of (x) Executive’s current annual incentive target Bonus (Section 2(b)) for the full year in which the termination of employment occurred or (y) the highest annual incentive Bonus received by Executive with respect to any of the last three completed fiscal years. The Company shall make the Additional Payment to Executive in a cash lump sum not later than 60 calendar days following the Termination Date and, if applicable with respect to a Change in Control that occurs within six (6) months after a Termination Date, the Company shall make a payment equal to the positive difference, if any, of the Additional Payment due under this Section 6(b) applicable to the Change in Control less the Additional Payment previously made pursuant to this Section 6(b) prior to the Change in Control.
     (2) Following the Executive’s Termination Date, the Company shall provide continued group health coverage (including payment of premiums and any applicable federal and state withholding taxes based on the premiums paid) to the Executive and his covered spouse and dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided the Executive makes timely election of such coverage. Company shall continue to provide such COBRA coverage at no cost to the Executive until the Executive becomes eligible for group health coverage under another employer’s plan with comparable benefits or for 18 months, whichever is less. Upon his acceptance of employment with another employer, Executive will be obligated to notify the Company of such acceptance of employment and to provide to the Company a copy of the summary plan description of the new employer’s group health plan and a schedule showing the required employee contributions for participation in the plan. In the event of any change to the provisions of the Company’s group health plan following the Executive’s Termination Date, Executive and his spouse and dependents, as applicable, shall be treated consistently with the then-current officers of the Company (or its successor) with respect to the terms and conditions of coverage and other substantive provisions of the plan. Executive and his spouse hereby agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof (hereinafter referred to as “Medicare”). The coverage described in the immediately preceding sentence includes, without limitation, parts A and B of Medicare and any additional parts of Medicare available to them at any time. Executive and his spouse further agree to pay any required premiums for Medicare coverage from their personal funds.
     In the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates his own employment, except for Good Reason (as defined in Section 6(d)) or Retirement (as defined in Section 6(d)), or (ii) Executive’s employment is terminated by the Company for Cause (as defined in Section 6(d)), then in either such event, the Company shall have no obligation to provide the severance benefits described in paragraphs (1) and (2) (above) of this Section 6(b), except to offer COBRA coverage (as required by applicable law). Executive shall still be entitled to the minimum benefits provided under Section 6(a). The severance payments provided under this Agreement shall supersede and replace any severance payments under any severance pay plan that the Company or any Affiliate maintains for employees generally.
     (c) Notwithstanding any provision of this Agreement to the contrary, in order to receive the severance benefits payable under either Section 6(b) or Section 8, as applicable, the Executive must first execute an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such severance benefits, any claims that he may have against the Company including, without limitation, for unlawful discrimination (such as Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim by Executive for any payment or benefit that is due under either this Agreement or any employee benefit plan until fully paid.
     (d) Definitions.
     (1) “Affiliate” means any entity in which the Company has a 50% or greater capital, profits or voting interest.
     (2) “Cause” means any of the following:

(A) the Executive’s conviction by a court of competent jurisdiction as to which no further appeal can be taken of a crime involving moral turpitude or a felony or entering the plea of nolo contendere or settlement agreement to such crime by the Executive; provided, any conviction, plea or settlement for a crime other than a crime involving moral turpitude by the Executive must also reasonably be expected to have a material adverse effect on the business (including public share price) or reputation of the Company or any Affiliate;
(B) the commission by the Executive of a material act of fraud upon the Company or any Affiliate;
(C) the material misappropriation of funds or property of the Company or any Affiliate by the Executive;
(D) the knowing engagement by the Executive, without the written approval of the Board or Compensation Committee in any material activity which directly competes with the business of the Company or any Affiliate, or which the Board or the Compensation Committee determines in good faith would directly result in a material injury to the business or reputation of the Company or any Affiliate; or
(E) (i) the material breach by Executive of any material provision of this Agreement, or (ii) the willful, material and repeated nonperformance of Executive’s duties to the Company or any Affiliate (other than by reason of Executive’s illness or incapacity), but only under clause (E) (i) or (E) (ii) after written notice from the Board or Compensation Committee of such material breach or nonperformance (which notice specifically identifies the manner and sets forth specific facts, circumstances and examples in which the Board or Compensation Committee believes that Executive has breached the Agreement or not substantially performed his duties) and his continued willful failure to cure such breach or nonperformance within the time period set by the Board or Compensation Committee but in no event less than thirty (30) business day after his receipt of such notice; and, for purposes of this clause (E), no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive without his reasonable belief that such action or omission was in the best interest of the Company. Assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be willful under this Agreement.
     (4) “Change in Control” of the Company means the occurrence of any one of the following events:

     (A) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, the following acquisitions shall not constitute a Change in Control; (i) any acquisition directly from the Company or any subsidiary thereof (a “Subsidiary”), (ii) any acquisition by the Company or any Subsidiary, or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) any acquisition by any corporation pursuant to a reorganization, merger, consolidation or similar business combination involving the Company (a “Merger”) which for purposes of this definition of Change in Control, shall be subject to paragraph (b) (below) or (iv) the current ownership or any subsequent acquisitions of Outstanding Company Stock by Credit Suisse First Boston and any of its Affiliates, including without limitation any of the “DLJ Parties” (as defined under the Amended and Restated Stockholders’ Agreement dated as of October 3, 2003, by and among the Company and the other stockholders of the Company party thereto) and their Affiliates; or
     (B) Approval by the shareholders of the Company of a Merger, unless immediately following such Merger, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to Merger beneficially own, directly or indirectly, more than 50% of the common stock of the corporation resulting from such Merger (or its parent corporation) in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to such Merger; or
     (C) The sale or other disposition of all or substantially all of the assets of the Company, unless immediately following such sale or other disposition, substantially all of the holders of the Outstanding Company Voting Securities immediately prior to the consummation of such sale or other disposition beneficially own, directly or indirectly, more than 50% of the common stock of the corporation acquiring such assets in substantially the same proportions as their ownership of Outstanding Company Voting Securities immediately prior to the consummation of such sale or disposition.
     (5) “Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

     (6) “Disability” shall mean that Executive is entitled to receive long-term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company that covers Executive. If, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Section 22(e)(3) of the Code and Treasury regulations thereunder. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.
     (7) “Designated Beneficiary” means the Executive’s surviving spouse, if any. If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be Executive’s estate.
     (8) “Good Reason” means the occurrence of any of the following events, except in connection with termination of the Executive’s employment for Cause or Disability, without Executive’s express written consent:
     (A) A reduction in Executive’s Base Salary pursuant to Section 2(a);
     (B) A relocation of more than fifty (50) miles of Executive’s principal office with the Company or its successor;
     (C) A substantial and adverse change in the Executive’s duties, control, authority, status or position, or the assignment to the Executive of duties or responsibilities which are materially inconsistent with such status or position, or a material reduction in the duties and responsibilities previously exercised by the Executive, or a loss of title, loss of office, loss of significant authority, power or control, or any removal of Executive from, or any failure to reappoint or reelect him to, such positions, except in connection with the termination of his employment by the Company for Cause (as described in Section 6(d)) (provided, a change in reporting relationships alone shall not constitute such a change);
     (D) The Company or its successor fails to continue in effect any pension plan, life insurance plan, health-and-accident plan, retirement plan, disability plan, stock option plan, deferred compensation plan or executive incentive compensation plan under which Executive was receiving material benefits (or plans providing Executive with substantially similar benefits), or the taking of any action by the Company or its successor that would materially and adversely affect Executive’s participation in or materially reduce his benefits under any such plan, unless any such adverse change to any such plan applies on the same terms to all of the then-current senior officers of the Company;
     (E) Any material breach by the Company or its successor of any other material provision of this Agreement; or
     (F) Any failure by the Company to obtain an assumption of this Agreement by its successor in interest pursuant to Section 35.
     Notwithstanding the foregoing definition of “Good Reason”, the Executive cannot terminate his employment hereunder for Good Reason unless he (i) first notifies the Board or Compensation Committee in writing of the event (or events) which the Executive believes constitutes a Good Reason event under subparagraphs (A), (B), (C), (D) or (E) (above) within 120 days from the date of such event, and (ii) provides the Company with at least 30 days to cure, correct or mitigate the Good Reason event so that it either (1) does not constitute a Good Reason event hereunder or (2) Executive agrees, in writing, that after any such modification or accommodation made by the Company that such event shall not constitute a Good Reason event hereunder.
     (9) “Retirement” means the termination of Executive’s employment for normal retirement at or after attaining age sixty-five (65) provided that, on the date of his retirement, Executive has accrued at least ten years of active service with the Company.
     (10) “Voluntary Termination” means the termination of Executive’s employment by Executive other than for Good Reason, Retirement, death or Disability.
     7. Notice of Termination. Any termination of employment under this Agreement by the Company or the Executive shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     8. Severance Benefits Following Nonrenewal of Agreement. In the event that (i) this Agreement is not renewed by the Company (pursuant to Section 4) for any reason other than for Cause (as defined in Section 6(d)) and (ii) Executive has not entered into a new employment agreement with the Company on or before the expiration of the Term of Employment hereunder due to nonrenewal by the Company, then Executive shall be entitled to the same severance benefits (hereafter, the “Nonrenewal Severance Benefits”), in all respects, as the benefits described in Section 6(b), including the Change in Control benefits in the event the non-renewal of this Agreement and termination of employment under this Agreement occurs within the six (6) months preceding or the 12 months following a Change in Control, provided that he first enters into a release agreement pursuant to Section 6(c).

     9. No Mitigation. Subject to Section 6(b)(2), Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.
     10. Change in Control: Requirement of Tax Bonus Payment in Certain Circumstances.
     (a) In the event that Executive is deemed to have received an “excess parachute payment” (as defined in Section 280G(b) of the Code) which is subject to the excise taxes (the “Excise Taxes”) imposed by Section 4999 of the Code in respect of any payment pursuant to this Agreement, or any other agreement, plan, instrument or obligation, in whatever form, the Company shall make the Tax Bonus Payment (defined below) to Executive notwithstanding any contrary provision in this Agreement, or any other agreement, plan, instrument or obligation.
     (b) The term “Tax Bonus Payment” means a cash payment in an amount equal to the sum of (i) all Excise Taxes payable by Executive, plus (ii) all additional Excise Taxes and federal or state income taxes to the extent such taxes are imposed in respect of the Tax Bonus Payment, such that Executive shall be in the same after-tax position and shall have received the same benefits that he would have received if the Excise Taxes had not been imposed. For purposes of calculating any income taxes attributable to the Tax Bonus Payment, Executive shall be deemed for all purposes to be paying income taxes at the highest marginal federal income tax rate, taking into account any applicable surtaxes and other generally applicable taxes which have the effect of increasing the marginal federal income tax rate, if applicable, at the highest marginal state income tax rate, to which the Tax Bonus Payment and Executive are subject. The following is an example of the calculation of the Tax Bonus Payment:
Assume that the Excise Tax rate is 20%, the highest federal marginal income tax rate is 40% and Executive is not subject to state income taxes. Further assume that Executive has received an excess parachute payment in the amount of $200,000, on which $40,000 ($200,000) × 20%) in Excise Taxes are due. The amount of the required Tax Bonus Payment is thus computed to be $100,000, i.e., the Tax Bonus Payment of $100,000, less additional Excise Taxes on the Tax Bonus Payment of $20,000 (i.e., 20% × $100,000) and less income taxes on the Tax Bonus Payment of $40,000 (i.e., 40% × $100,000), yields the net of $40,000, which is the amount of the Excise Taxes owed by Executive in respect of the original excess parachute payment.
     (c) Executive agrees to reasonably cooperate with the Company to minimize the amount of the excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive that are “contingent on a change,” as described in Section 280G(b)(2)(A)(i) of the Code, are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. In the event that the Company is able to establish that the amount of the excess parachute payment is less than originally anticipated by Executive, Executive shall refund to the Company any excess Tax Bonus Payment to the extent not required to pay Excise Taxes or income taxes (including those incurred in respect of receipt of the Tax Bonus Payment). Notwithstanding the foregoing, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing (i) is improper or (ii)

exposes Executive to personal liability. Executive may require the Company to deliver to Executive an indemnification agreement, in form and substance reasonably satisfactory to him, as a condition to taking any action required by this paragraph.
     (d) The Company shall make any Tax Bonus Payment required to be made under this Section 10 in a cash lump sum after the date on which Executive received or is deemed to have received any such excess parachute payment. Any Tax Bonus Payment which is not paid by the Company within 30 days of receipt of Executive’s written demand therefor shall thereafter be deemed delinquent, and the Company shall pay to Executive immediately upon demand interest at the rate of 10% per annum from the date such payment becomes delinquent to the date of payment of such delinquent sum with interest.
     (e) In the event that there is any change to the Code which results in the recodification of Section 280G or Section 4999 of the Code, or in the event that either such section of the Code is amended, replaced or supplemented by other provisions of the Code of similar import (“Successor Provisions”), then this Agreement shall be applied and enforced with respect to such new Code provisions in a manner consistent with the intent of the parties as expressed herein, which is to assure that Employee is in the same after-tax position and has received the same benefits that he would have been in and received if any taxes imposed by Section 4999 (or any Successor Provisions) had not been imposed.
     (f) All determinations required to be made under this Section 10 including, without limitation, whether and when a Tax Bonus Payment is required, and the amount of such Tax Bonus Payment and the assumptions to be utilized in arriving at such determinations, unless otherwise expressly set forth in this Agreement, shall be made within 30 days from the Change in Control Date by the independent tax consultant(s) selected by the Company and reasonably acceptable to Executive (“Tax Consultant”). The Tax Consultant must be a qualified tax attorney or certified public accountant. All fees and expenses of the Tax Consultant shall be paid in full by the Company. Any Excise Taxes as determined pursuant to this Section 10 shall be paid by the Company to the Internal Revenue Service (or any other appropriate taxing authority) on Executive’s behalf within five (5) business days after receipt by the Company and Executive of the Tax Consultant’s final determination.
     (g) If the Tax Consultant determines that there is substantial authority (within the meaning of Section 6662 of the Code) that no Excise Taxes are payable by Executive, the Tax Consultant shall furnish Executive with a written opinion that failure to disclose or report the Excise Taxes on Executive’s federal income tax return will not constitute a substantial understatement of tax or be reasonably likely to result in the imposition of a negligence or any other penalty.
     (h) The Company shall indemnify and hold harmless the Executive, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Executive with respect to the exercise by the Company of any of its rights under this Section 10, including, without limitation, any Losses related to the Company’s decision to contest a claim of any imputed income to Executive. The Company shall pay all fees and expenses incurred under this Section 10, and shall promptly reimburse Executive for the reasonable expenses incurred by Executive in connection with any actions taken by the Company or required to be taken by Executive hereunder. Any payments owing to Executive and not made within 30 days of delivery to the Company of evidence of Executive’s entitlement thereto shall be paid to Executive together with interest computed at the rate of 10% per annum.
     11. Secret and Confidential Information.
     (a) Access to Secret and Confidential Information. Prior to the date of this Agreement the Company has given to Executive in his capacity as an officer and director, and after the Effective Date and on an ongoing basis the Company will give to Executive, access to Secret and Confidential Information (including, without limitation, Secret and Confidential Information of the Company’s Affiliates and subsidiaries) (collectively, “Secret and Confidential Information”), which the Executive did not have access to or knowledge before given by, or acquired in connection with work on behalf of, the Company. Secret and Confidential Information includes, without limitation: all of the Company’s technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, with others or by others; lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods or information; computer software; computer software methods and documentation; hardware; the Company or its Affiliates or subsidiaries’ methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Company requires to be maintained in confidence for the Company’s continued business success.
     (b) Access to Specialized Training. As of the Effective date and on an ongoing basis, the Company agrees to provide Executive with initial and ongoing Specialized Training, which the Executive does not have access to or knowledge of before the execution of this Agreement. “Specialized Training” includes the training the Company provides to its Executives that is unique to its business and enhances Executive’s ability to perform Executive’s job duties effectively.
     (c) Agreement Not to Use or Disclose Secret and Confidential Information Specialized Training. In exchange for the Company’s promises to provide Executive with Specialized Training and Secret and Confidential Information, Executive shall not during the period of Executive’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Specialized Training and Secret and Confidential Information, except as properly required in the ordinary course of the Company’s business or as directed and authorized by the Company.
     (d) Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company or any of its Affiliates’ business affairs, directors, officers, employees, agents investors or representatives; or that constitute an intrusion into the seclusion or private lives of the Company or any of its Affiliates’ directors, officers, employees, agents, investors or representatives; or that give rise to unreasonable publicity about the private lives of such directors, officers, employees, agents, investors or representatives; or that place such directors, officers, employees, agents, investors or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of such directors, officers, employees, agents, investors or representatives. A violation or threatened violation of this prohibition may be enjoined.
     12. Duty to Return Company Documents and Property. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others. If at any time after the Employment Period, Executive determines that he has any Secret and Confidential Information in his possession or control, Executive shall immediately return to the Company all such Secret and Confidential Information in his possession or control, including all copies and portions thereof.
     13. Best Efforts and Disclosure. Executive agrees that, while he is employed with the Company, he shall devote his full business time and attention to the Company’s business and shall use his best efforts to promote its success. Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which he may conceive or make, alone or with others, during the Employment Period, whether or not during working hours, and which directly or indirectly:
     (a) relate to matters within the scope, field, duties or responsibility of Executive’s employment with the Company; or
     (b) are based on any knowledge of the actual or anticipated business or interest of the Company; or
     (c) are aided by the use of time, materials, facilities or information of the Company.
     Executive assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Executive recognizes that all ideas, inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within six (6) months after termination of employment (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during his employment with the Company, unless and until the contrary is clearly established by the Executive.
     14. Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make,

conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during the Employment Period, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or Letters Patent therefor, and can secure such copyright or Letters Patent wherever possible, as well as reissue renewals, and extensions thereof, and can obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discourage the obligations of the Company.
     15. Non-Solicitation Restriction. To protect the Company’s Secret and Confidential Information, and in the event of Executive’s termination of employment for whatever reason, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 11 through 14 of this Agreement. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf on behalf of the Company, solicit business, or attempt to solicit business, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or Affiliate did any business during the two-year period ending on the Termination Date. Subject to Section 18, the prohibitions set forth in this Section 15 shall remain in effect (i) for a period of two (2) years following the Termination Date for Retirement or any other reason other than (A) by the Executive for Good Reason or (B) by the Company other than for Cause, or (ii) for a period of six (6) months following the Termination Date for a termination (A) by the Executive for Good Reason or (B) by the Company for a reason other than Cause unless such termination is within 12 months following a Change of Control (in which case the foregoing restrictions shall not apply).
     16. Non-Competition Restrictions.
     (a) Executive hereby agrees that in order to protect the Company’s Secret and Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promise between the Company and Executive in Sections 11 through 15 of this Agreement. Executive hereby covenants and agrees that for the Employment Period, and (i) for a period of two (2) years following the Termination Date for Retirement or any other reason other than (A) by the Executive for Good Reason or (B) by the Company other than for Cause, or (ii) for a period of six (6) months following the Termination Date for a termination (A) by the Executive for Good Reason or (B) by the Company for a reason other than Cause unless such termination is within 12 months following a Change of Control (in which case the following restrictions shall not apply), Executive will not, directly or indirectly for Executive or for others (as a principal, agent, owner, employee, consultant or otherwise), in any county in the United States, or in any province in Canada, or otherwise within one hundred fifty (150) miles of where the Company or any of its subsidiaries or affiliates are conducting any business as of the date of termination of Executive’s employment relationship or have conducted any business 12 months prior to the date of such termination (the “Territory”), including, but not limited to, the business of operating oil and gas pulling units or workover rigs, of completing or servicing, maintaining, or repairing oil and gas wells, removing, transporting, or disposing of liquid waste as produced therefrom, or of pressure pumping, rental and fishing tools or contract drilling:
(1) engage in any business competitive with the business conducted by the Company or its affiliates or subsidiaries;
(2) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the business conducted by the Company or its affiliates or subsidiaries;
(3) solicit business, or attempt to solicit business within the Territory, in products or services competitive with any products or services sold (or offered for sale) by the Company or any Affiliate, from the Company’s or Affiliate’s customers or prospective customers, or those individuals or entities with whom the Company or Affiliate did any business during the two-year period ending on the Termination Date; or
(4) testify as an expert witness in matters related to the Company’s business for an adverse party to the Company in litigation; provided, that nothing contained herein shall interfere with Executive’s duty to testify as a witness if required by law
; provided, however, the foregoing and this Section shall not prohibit or be construed to prohibit Executive from owning less than 2% of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market even if such entity or its Affiliates are engaged in competition with the Company or a subsidiary of the Company.
     (b) Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses during the periods provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement to justify such restriction. Executive acknowledges that money damages may not be a sufficient remedy for any breach of this Section 16 by Executive, and the Company shall be entitled to enforce the provisions of this Section 16 by terminating any payments then owing to Executive under this Agreement and/or to seek specific performance and injunctive relief as remedies for such breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Section 16, but shall be in addition to all remedies available at law or in equity to the Company, including, without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach. Executive further agrees to waive any requirement for the Company’s securing or posting of any bond in connection with such remedies.
     (c) It is expressly understood and agreed that the Company and Executive consider the restrictions contained in this Section 16 to be reasonable and necessary to protect the proprietary information of the Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such courts so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
     (d) The covenants in this Section 16 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court having jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.
     (e) All of the covenants in this Section 16 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. It is specifically agreed that the period following termination of Executive’s employment, during which the agreements and covenants of Executive made herein shall be effective, shall be computed by excluding from such computation any time during which Executive is in material violation of any provision of this Section 16.
     17. No-Recruitment Restriction. Executive agrees that during the Employment Period, and for a period of two (2) years from his Termination Date for whatever reason, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence or seek to solicit or influence, any employee of the Company or any Affiliate to terminate, reduce or otherwise adversely affect his or her employment with the Company or any Affiliate.
     18. Tolling. If Executive violates any of the restrictions contained in Sections 11 through 17 of this Agreement, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when the Executive cures the violation to the Company’s reasonable satisfaction.
     19. Reformation. If a court or arbitrator concludes that any time period or the geographic area specified in any restrictive covenant in Sections 11 through 17 of this Agreement is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

     20. No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the company, he is not bound by the terms of any agreement with any previous employer or other party to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that his performance of all the terms of this Agreement and his work duties for the Company does not, and will not, breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
     21. Conflicts of Interest. In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof allow such a conflict to continue at any time during the Employment Period In this respect, Executive agrees to fully comply with the conflict of interest agreement entered into by Executive in his capacity as of an officer or director of the Company. In the instance of a material violation of the conflict of interest agreement to which Executive is a party, it may be necessary for Board to terminate Executive’s employment for Cause ( as defined in Section 6(d)); provided, however, Executive cannot be terminated for Cause hereunder unless the Board first provides Executive with notice and an opportunity to cure such conflict of interest pursuant to the same procedures as set forth in clause (E) of the definition of “Cause” in Section 6(d)(2).
     22. Remedies. Executive acknowledges that the restrictions contained Sections 11 through 21 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by Executive of any provision of Sections 11 through 21 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and disclosures shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.
     23. Withholdings: Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company

     24. Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrances by Executive, his dependents, or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.
     25. Incompetent or Minor Payees. Should the Board or the Compensation Committee determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of this person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board or the Compensation Committee, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.
     26. Indemnification. The Company has entered into, or will enter into, the Indemnification Agreement with the Executive in substantially the same form as attached hereto as Exhibit A. To the extent such Indemnification Agreement has already been executed by the Company and Executive, such agreement shall remain in full force and effect and not be superseded by this Agreement.
     27. Severability. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 30), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
     28. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision hereof.
     29. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

     30. Arbitration.
     (a) Subject to Section 22, any dispute or other controversy (hereafter a “Dispute”) arising under or in connection with this Agreement, whether in contract, in tort, statutory or otherwise, shall be finally and solely resolved by binding arbitration in the City of Midland, Texas, administered by the American Arbitration Association (the “AAA”) in accordance with the Employment Dispute Resolution Rules of the AAA as effective on the Effective Date, this Section 30 and, to the maximum extent applicable, the Federal Arbitration Act. Such arbitration shall be conducted by a single arbitrator (the “Arbitrator”). If the parties cannot agree on the choice of an Arbitrator within 30 days after the Dispute has been filed with the AAA, then the Arbitrator shall be selected pursuant to the Employment Dispute Resolution Rules of the AAA. The Arbitrator may proceed to an award notwithstanding the failure of any party to participate in such proceedings. The prevailing party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the Arbitrator in his discretion. The costs of the arbitration shall be borne equally by the parties unless otherwise determined by the Arbitrator in the award.
     (b) To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. The Arbitrator shall be empowered to impose sanctions and to take such other actions as the Arbitrator deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.
     (c) The award of the Arbitrator shall be (i) the sole and exclusive remedy of the parties, and (ii) final and binding on the parties hereto except for any appeals provided by the Federal Arbitration Act. Only the district courts of Texas shall have jurisdiction to enter a judgment upon any award rendered by the Arbitrator, and the parties hereby consent to the personal jurisdiction of such courts and waive any objection that such forum is inconvenient. This Section 30 shall not preclude (A) the parties at any time from agreeing to pursue non-binding mediation of the Dispute prior to arbitration hereunder or (B) the Company from pursuing the remedies available under Section 22 in any court of competent jurisdiction.
     31. Binding Effect: Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.
     32. Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment or termination hereto and that is executed on behalf of both Parties.

     33. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
     34. Waiver of Breach. No waiver of either Party hereto of a breach of any provision of this Agreement by any other Party, or of compliance with any condition or provision of this Agreement to be performed by such other Party, will operate or be construed as a waiver of any subsequent breach by such other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party hereto to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.
     35. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (and its and their successors), as well as upon any person or entity, acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting corporation. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred; provided, however, no such assumption shall relieve the Company of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.
     This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder including, without limitation, pursuant to Sections 2, 5, 6 and 8, all such amounts shall be paid to the Designated Beneficiary (as defined in Section 6(d)).
     36. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first business day after it is sent by air express overnight courier services, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:
(1)	If to Company, addressed to:
Basic Energy Services, Inc.
Attn: Chairman of the Board
P.O. Box 10460
Midland, Texas 79702
(2)	If to Executive, addressed to the address set forth below his name on the execution page hereof;

Or to such other address as either party may have furnished to the other party in writing in accordance with this Section 36.
     37. Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents tat he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete that would conflict with his duties under this Agreement.
     38. Termination of Prior Employment Agreement/Survivor of Other Agreements. After this Agreement is effective and enforceable upon execution by the Parties hereto, that certain Employment Agreement between the same Parties, made and entered into as of January 26, 2005, as amended to date, shall terminate and be superseded in all respects by this Agreement. Subject to Section 32, all other agreements or arrangements between the Executive and Company as in effect on the Effective Date hereof shall remain in full force and effect to the extent not in conflict with the terms and provisions of this Agreement.
     39. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both parties.
[Signature page follows.]

     IN WITNESS WHEREOF, Executive has hereunto set his hand and Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, to be effective as of the Effective Date.

EXECUTIVE:

Signature:	/s/ Alan Krenek

Name:	Alan Krenek
Date:	12/28/2006

Address for Notices:

2012 Gladewood Dr
Midland, Texas 79707

COMPANY:

By:	/s/ Kenneth V. Huseman

Its:	President & Chief Executive Officer
Name:	Kenneth V. Huseman
Date:	12/28/2006